Exhibit 99.3

April 14, 2014

Rodney Windley

Executive Chairman

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, GA 30339

Tony Strange

Chief Executive Officer, President and Director

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, GA 30339

Dear Rod and Tony:

Thank you very much for meeting with me on April 9. As we discussed, Kindred is extremely interested in a combination of our two companies. We believe such a combination has compelling strategic, financial and industrial logic and better positions each of us to not just respond to, but to help shape, the evolution of the post-acute care industry. Accordingly, on behalf of Kindred, I would like to formalize in this letter what we discussed on Wednesday—Kindred’s proposal to acquire 100% of the issued and outstanding shares of Gentiva.

We strongly believe the combined company’s ability to deliver a best-in-class continuum of care to patients would be unparalleled. As you are aware, development of Kindred’s integrated care market strategy is our number one strategic priority. The business that you have helped build would be extremely complementary to Kindred’s current business mix, and would result in a market leading presence across all post-acute care settings. Further, the significant revenue and cost synergies would enhance cash flow and thereby provide even greater opportunities to improve the capital structure than either company could achieve on a standalone basis. By collaborating in the evaluation of such a combination, we are convinced we can identify even greater opportunities for the combined business, resulting in additional value creation for all shareholders.

Based on the above, we are excited to make this proposal (our “Proposal”) to acquire Gentiva Health Services, Inc. (“Gentiva”). We have spent a significant amount of time and energy exploring the merits of a potential combination. Given the amount of work done to date, we

680 South Fourth Street     Louisville, Kentucky 40202

502.596.7300                 KY TDD/TTY# 800.648.6057

are confident that Kindred is best positioned to consummate a transaction quickly and with no disruption to the care of your patients. We have done substantial work to validate our views on value and financing, and we believe our Proposal will be considered extremely attractive to Gentiva shareholders. We have discussed this potential combination with our Board of Directors, and they are fully supportive of this proposal.

1.	Purchase Price: Based on the work we have done to date using publicly available information, we are proposing to acquire all of the issued and outstanding shares of Gentiva for $13.00 per share. Our Proposal contemplates a consideration mix to your shareholders of 50% cash and 50% stock. The offer price is based on publicly available information, including there being 37,734,194 shares of Gentiva common stock outstanding on a fully diluted basis and represents a significant premium of 64% over Gentiva’s closing price on April 14, 2014 and a 37% premium over Gentiva’s 60 day volume weighted average price. Even if intra-day highs are included, Gentiva’s stock has traded below this value for 99% of the trading days over the last two years. Our offer implies an 8.7x multiple of last twelve month EBITDA (assumed at June 2014), which is in line with the most relevant precedent transactions in the sector. The implied multiple of consensus NTM EBITDA (8.1x) is well in excess of any valuation multiple Gentiva has achieved over the last five years.

Further, based upon our analyses, including the substantial amount of synergies we expect to result from the combination, we believe a Proposal that includes stock consideration would deliver value to your shareholders significantly in excess of $13.00 per share. Gentiva shareholders would also continue to benefit from additional value creation in the combined company going forward.

We expect key drivers of pro forma value to include the following:

•	Forward-leaning positioning with respect to the rapidly evolving delivery and payment environment

•	Synergies resulting from the combination of our companies

•	De-risking of the combined company

•	Breadth of offering enhances adaptability in an uncertain reimbursement environment and combines complementary capabilities for potential bundling of services and other new payment models

•	Industry-shaping platform touching 40 states with annual revenues expected to be over $7.0 billion in 2014

•	Diversification of earnings from across the post-acute continuum

•	Pro forma leverage below Gentiva’s current level

•	Substantial accretion to both cash flow and GAAP earnings per share

•	Enables rapid deleveraging of the combined company

•	Opportunity to provide meaningful dividend to shareholders of the combined company

Based on these drivers, we believe our Proposal delivers approximately $15.00 of total value per share to Gentiva shareholders. Further, we believe the combination of the cash component of consideration, the contemplated on-going dividend, and the expected synergies from the combination provide a substantial degree of value certainty to your shareholders.

2.	Financing: Our Proposal would be financed using cash from our balance sheet and third party debt sources. We are highly confident in the viability of the proposed deal structure. We have a long track record of successful acquisitions, and we have worked with our financial advisors, Citi, to ensure that our Proposal is structured to optimize value and certainty for Gentiva and Kindred shareholders. To provide you with a high degree of certainty of closing, we do not expect a definitive agreement to contain any financing condition.

3.	Due Diligence and Timing: Our Proposal is based solely on publicly available information and our own internal management estimates. In order to finalize our view on valuation, we would expect to conduct an efficient confirmatory due diligence process that would focus on the review of financial, accounting, tax, legal and regulatory information.

This transaction has the highest priority for Kindred, and we will work with the necessary urgency to reach a definitive agreement on an accelerated timeline. We look forward to working with Gentiva to develop a detailed plan that fully addresses our due diligence needs while minimizing any disruption to Gentiva’s business operations. We are prepared to immediately assign appropriate resources to the due diligence effort and commit to finish our analysis as quickly and efficiently as possible. We are prepared to begin negotiating definitive agreements during the due diligence period and are confident in our ability to sign final deal documentation within 45 days following the commencement of due diligence.

4.	Conditions and Approvals: While the terms of any potential transaction would be set forth only in the definitive agreements, we would expect the transaction to be subject only to customary conditions, including obtaining required regulatory approvals in all relevant jurisdictions, including antitrust filings. We would not require a Kindred shareholder vote, and we do not anticipate any unusual regulatory delays to complete the transaction.

5.	Contract Terms: We would expect that any definitive agreement would contain representations, warranties and covenants, including with respect to deal protections, customary for transactions of this type.

6.	Exclusivity: We would expect Gentiva to enter into a period of exclusivity with Kindred through May 31, 2014.

7.	Confidentiality: Given the preliminary nature of our Proposal, we do not believe the receipt of this Proposal would be required to be made public by Gentiva and doing so would not be in the best interest of your shareholders at this time. We intend to treat this letter as confidential and trust that you will do the same.

This letter is not intended to create or constitute any legally binding obligation, liability or commitment by us regarding a transaction or any other matter. There will be no legally binding agreement between us regarding a transaction unless and until a definitive agreement is executed.

We are very excited by the prospect of combining our two businesses. Our proposed terms reflect our current understanding of the attractiveness of Gentiva’s business and the value that a transaction could create for both sets of our shareholders. We look forward to continuing our discussions regarding this Proposal.

Please feel free to contact me with any questions.

Yours truly,

Paul J. Diaz

Chief Executive Officer

Kindred Healthcare, Inc.

cc:	Edward L. Kuntz, Chairman of the Board

April 28, 2014	Rod Windley Executive Chairman

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky

Attention:     Paul J. Diaz, Chief Executive Officer

    Edward L. Kuntz, Chairman of the Board

Dear Paul,

Tony and I enjoyed meeting with you earlier this month, learning more about Kindred Healthcare, and hearing your views with regard to the evolution of the post-acute care industry and your thoughts on the combination of our two companies.

Our Board of Directors has carefully considered Kindred’s unsolicited proposal to combine our two businesses, expressed during the course of our meeting on April 9 and detailed in your letter dated April 14. However, our Board believes that our long-term strategy as a stand-alone company will generate more value to our shareholders. Accordingly, at this time, we are not interested in pursuing the transaction you are proposing.

Also, regarding a separate but related issue, I was shocked to learn that certain Kindred executives are approaching executives in our company about going to work for Kindred, even though those executives are subject to publicly disclosed non-compete agreements. In addition, in connection with your recruiting efforts, your executives are providing to those recruits what we believe to be material non-public information that you agreed to keep confidential. Paul, I am deeply disappointed in these actions and would like to take this opportunity to remind you and make it very clear that we do not approve or condone this behavior.

If you have any questions, please call me directly at 770.951.6105.

Sincerely,

/s/ Rodney D. Windley
Rodney D. Windley
Executive Chairman
Gentiva Health Services, Inc.

cc:	Tony Strange

Chief Executive Officer

Victor Ganzi

Lead Director

    3350 Riverwood Parkway — Suite 1400 — Atlanta, GA 30339                     T 770.951.6105 — F 913.689.7658                     rod.windley@gentiva.com